                                                                    EXHIBIT 99.1

PLATINUM
TECHNOLOGY
----------

PLATINUM technology, inc. Reports Record Revenue and Earnings

Net income increases 232 percent before charges over fourth quarter 1996 on 39 percent revenue increase

Oakbrook Terrace, IL, February 10, 1998--PLATINUM technology, inc. (Nasdaq:PLAT) today announced that net income for the fourth quarter ended December 31, 1997, excluding merger costs and acquired in-process technology charges, rose to $32.2 million, or $0.44 per diluted share, on record revenues of $211.2 million. Fourth quarter 1997 revenues of $211.2 million represent a 39 percent increase over fourth quarter 1996 revenues of $151.5 million. Net income for the fourth quarter of 1996, excluding charges for acquired in-process technology, was $9.7 million, or $0.17 cents per diluted share. For the fourth quarter of 1997, the net loss was $23.7 million, or $0.37 per share including after-tax charges of $56.0 million, or $0.81 per share, for merger costs and acquired in-process technology. The net loss for the fourth quarter of 1996, including after-tax charges of $37.4 million, or $0.65 cents per share, for acquired in-process technology, was $27.7 million, or $0.48 per share.

For the year ended December 31, 1997, revenues rose 33 percent to $623.5 million from $468.1 million for 1996. Excluding restructuring and other one-time charges, merger costs, and charges for acquired in-process technology, net income for the year was $34.9 million, or $0.54 per diluted share, compared with a net loss of $12.2 million, or $0.21 per share for 1996. Including after-tax charges of $152.7 million, or $2.44 per share, the net loss for 1997 was $117.8 million, or $1.90 per share. In comparison, the net loss for 1996 was $64.9 million, or $1.14 per share, including after-tax charges of $52.8 million, or $0.93 per share, for merger costs and acquired in-process technology.

"This was a tremendous year for PLATINUM," said Andrew J. (Flip) Filipowski. "Sales were strong across all business units. We set aggressive goals and met our financial objectives. We continue to deliver winning products, including PLATINUM ProVision, the first integrated systems and database management solution with our component-based integration architecture (POEMS). Within the past six months, both Intel and Microsoft chose PLATINUM as a partner to extend their reach into the enterprise. Most importantly, we continued to build and leverage our most valuable asset: our tenured sales force and customer relationships."

PLATINUM completed eight acquisition in 1997 while meeting its financial targets. Filipowski noted that acquisitions will continue to play a critical role in PLATINUM's future success and ability to deliver new solutions that meet customers' ever-changing needs in a dynamic, growing industry.

"PLATINUM is one of the few organizations in the industry that has demonstrated an ability to seamlessly integrate all acquired businesses into one cohesive company, while reaching financial goals," said Filipowski. "We have minimized the risks associated with conducting acquisitions, in fact we have made it a normal business process. Our management team is strong and capable of balancing the needs of all of our constituents: customers, employees, and stockholders."

Filipowski predicts strong growth in 1998, evidenced by key indicators:

        . The increasing number of product and service deals generated by PLATINUM's consulting group and the demand for IT professionals
        . Continued customer demand for PLATINUM's repository technology, following its 1997 Microsoft repository announcements
        . Strong market acceptance of PLATINUM ProVision based on the growing number of multi-million dollar database and systems management contracts
  .  Continued growth in Year 2000 conversions as the deadline approaches

Michael Cullinane, executive vice president and chief financial officer, said, "We continued making major strides this quarter and throughout 1997 in improving profitability. We see significant opportunities for improving margins in 1998."Cullinane also noted that the company's record of days sales outstanding
(DSO) has been reduced to 76 days for the fourth quarter of 1997, versus 89 days for the fourth quarter of 1996.

Cullinane added that, during the quarter, the company raised $145 million through a private placement offering of convertible subordinated notes due in 2002. "We believe this will allow us to be more flexible in structuring long-term financing arrangements with customers, which we anticipate should ultimately decrease our cost of capital," he said.

Fourth Quarter Highlights:

Customer Wins
During the fourth quarter, PLATINUM secured 40 multi-million dollar license and service agreements with high profile customers, as demonstrated by the following business deals.

          . IBM Global Services and Ameritech Information Services -- key DB2 tools for Ameritech's mainframe processors
          .  America Online--desktop management solution
          .  Norfolk Southern--PLATINUM Pro Vision for enterprise management
          .  Nassau County, NY -- Year 2000 tools and consulting

Strategic Partnerships

Intel:
Signed a broad development, licensing, sales and marketing agreement to advance desktop and systems management. The collaboration will enhance customers' ability to manage distributed resources across networks, reduce the total cost of business computing, and improve information technology service levels.

Microsoft:
Reached the first milestone in the collaboration on development and delivery of data warehouse extensions. PLATINUM is a primary contributor to the development of the Microsoft data warehouse and OLAP extensions with a team of its repository developers based at the Redmond campus.

Products

ProVision:
Delivered ProVision, a first-of-its-kind integrated systems and database management suite, which builds upon the strength of PLATINUM's market-proven tools to provide a cost-effective, flexible solution to streamlining IT infrastructure management.

ADvantage:
Announced the availability of PLATINUM ADvantage, the first-end-to-end solution for managing the application development infrastructure. ADvantage allows developers to automate and improve their processes for building, managing and delivering applications by integrating PLATINUM's tools for component modeling, change and configuration management, along with its tools for decision support and rules-based application development.

AutoSecure Single Sign On:
Released a new version of AutoSecure Single Sign On (SSO) security product that is the first solution to offer directory-based user security administration, which allows administrators to manage groups of users registered on multiple distributed servers from a single point.

Safe Harbor Provision:
The statements contained in this release regarding PLATINUM's future operating results and performance and business prospects are "forward-looking statements" subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Where possible, the words "expect," "believe," "anticipate," "predict" and similar expressions, as they relate to PLATINUM or its management, have been used to identify such forward-looking statements. These statements reflect PLATINUM's current beliefs and specific assumptions with respect to future business decisions and are based on information currently available to PLATINUM. Accordingly, the statements are subject to significant risks, uncertainties and contingencies which could cause PLATINUM's actual operating results, performance or business prospects to differ from those expressed in, or implied by, these statements. These risks, uncertainties and contingencies include the maturation and success of PLATINUM's software infrastructure strategy, risks inherent in conducting international business, risks associated with conducting a professional services business, changes in PLATINUM's product and service mix and product and service pricing, the effectiveness of PLATINUM's efforts to control operating expenses, general economic and business conditions in the United States and other countries in which PLATINUM sells its products and services, charges and costs related to acquisitions, and PLATINUM's ability to: develop and market existing and acquired products for the software infrastructure market; successfully integrate its acquired products, services and businesses and continue its acquisition strategy; adjust to changes in technology, customer preferences, enhanced competition and new competitors in the software infrastructure and professional services markets; protect its proprietary software rights from infringement or misappropriation; maintain or enhance its relationships with relational database vendors; and attract and retain key employees. PLATINUM is not obligated to update the information contained in this press release.

STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)


                                 Three Months Ended          Twelve Months Ended
                                    December 31,                December 31,
                              ----------------------------------------------------
                                1997         1996*            1997        1996*
                              ----------------------------------------------------
Revenues:
     Software products        $135,799      $91,863         $357,223    $243,938
     Maintenance                33,619       27,671          125,245     102,364
     Professional services      41,823       31,961          141,035     121,763
                              ----------------------------------------------------
         Total revenue         211,241      151,495          623,503     468,065
                              ----------------------------------------------------
Cost and expenses:
     Professional services      36,796       31,053          127,499     116,133
     Product development and    48,345       42,401          187,383     155,277
     support
     Sales and marketing        70,554       54,587          228,387     182,597
     General administrative     15,508       13,188           48,363      39,224
     General administrative-         -            -           13,513           -
     other one-time charges          -
     Restructuring charges                        -           57,319           -
     Merger costs                5,221                         8,927       5,782
     Acquired in-process        50,740       37,361           67,904      48,456
     technology               ----------------------------------------------------
         Total costs           227,164      178,590          739,295     547,469
         and expenses         ----------------------------------------------------
Operating loss                 (15,923)     (27,095)        (115,792)    (79,404)
Other income                     4,705        2,614           16,729       5,237
                              ----------------------------------------------------
Loss before income taxes       (11,218)     (24,481)         (99,063)    (74,167)
Income taxes                    12,524        3,179           13,651      (9,245)
Income taxes - one-time              -            -            5,070           -
adjustment of deferred taxes  ----------------------------------------------------
Net loss                      $(23,742)    $(27,660)       $(117,784)   $(64,922)
Net loss per share              $(0.37)      $(0.48)          $(1.90)     $(1.14)
                              ----------------------------------------------------
Shares used in computing net    63,615       57,823           62,042      56,968
loss per share                ----------------------------------------------------

*Results for the three and twelve months ended December 31, 1996 are restated for mergers accounted for using the pooling-of-interests method.

CONDENSED BALANCED SHEETS                          December 31,     December 31,
(in thousands)                                         1997           1996**
                                                   -----------------------------
ASSETS
Current assets:
  Cash and cash equivalents                          $178,138         $140,783
  Short-term investment securities                     57,597           42,755
  Trade accounts receivable                           212,731          165,131
  Installment accounts receivable                      30,043           13,603
  Other current assets                                 32,679           12,358
                                                   -----------------------------
     Total current assets                             511,188          374,630
                                                   -----------------------------
  Non-current investment securities                    25,553            2,135
  Property and equipment                               77,842           72,750
  Purchased and developed software                    116,717           82,438
  Excess of cost over net assets acquired              52,759           37,382
  Non-current installment receivables                  21,912           21,665
  Other assets                                         28,206           27,572
                                                   -----------------------------
     Total assets                                    $834,177         $618,572
                                                   -----------------------------
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities
  Acquisition-related payables                       $ 15,717         $  7,872
  Accounts payable                                     16,091           15,436
  Accrued restructuring costs                           7,580                -
  Other current liabilities                            68,349           49,999
  Deferred revenue                                    116,374           84,166
                                                   -----------------------------
     Total current liabilities                        224,111          157,473
                                                   -----------------------------
  Acquisition-related payables                         18,320            2,502
  Deferred revenue                                     60,435           38,674
  Deferred rent                                         6,197            8,360
  Accrued restructuring costs                          14,730                -
  Long-term obligations                               266,824          115,803
                                                   -----------------------------
     Total liabilities                                590,617          322,812
                                                   -----------------------------
     Stockholders' equity                             243,560          295,760
                                                   -----------------------------
     Total liabilities & stockholders' equity        $834,177         $618,572
                                                   -----------------------------

**The balance sheet as of December 31, 1996 has been restated to give retroactive effect to mergers accounted for using the pooling-of-interests method.